EXHIBIT 99

ADP President Maria Black to succeed CEO Carlos Rodriguez, Effective January 1, 2023

Carlos Rodriguez to continue as Executive Chair of the Board upon transition

ROSELAND, NJ, October 26, 2022 – ADP, a leading global technology company providing human capital management (HCM) solutions, announced today that its board of directors has appointed Maria Black to succeed Carlos Rodriguez as the company’s chief executive officer, effective January 1, 2023. Ms. Black is currently ADP’s president. In connection with her new role as president and CEO, Ms. Black will also serve as a director on the company’s board.

Mr. Rodriguez has been the chief executive officer and a member of the board of directors of ADP since November 2011. A recognized leader in the HCM industry, he has overseen an extraordinary period of growth for the company and led ADP through significant shifts in the world of work, including the impacts of digital transformation. Under his leadership, the company has accelerated its transition from payroll processor to HCM innovator, leveraging its vast workforce data and technology investments to design a better workplace experience.

Upon the transition, Mr. Rodriguez will serve as executive chair of the board. John P. Jones, the current chairman of the board, will assume an independent lead director role on the board, also effective January 1, 2023.

“Being CEO of ADP for these past eleven years has been one of the greatest privileges of my life,” said Carlos Rodriguez. “I am proud of everything ADP has achieved to date, but I am most incredibly proud of our associates, who have always shown an unwavering commitment to our clients while navigating a highly dynamic world of work amid changing business and operating environments.” Mr. Rodriguez continued, “I am delighted that Maria will be the next CEO of ADP. She has learned our business truly from the ground up, which gives her a powerful perspective and understanding of ADP’s products, innovation strategy and growth opportunities. I am confident that Maria will continue to lead ADP successfully into the future.”

“I am grateful for the confidence of the board and I am extremely enthusiastic about the opportunity to lead ADP as it continues to deliver insightful technology and solutions that meet the changing needs of our clients, as well as sustainable profitable growth and consistent value creation for our shareholders. I am committed to fostering meaningful collaboration and empowering the great talent of our 60,000 associates, whose relentless focus on the success of our clients has reshaped HCM time and again by rethinking a better, more personalized world at work,” said Ms. Black.

“Maria’s appointment to CEO demonstrates ADP’s commitment to leadership development and the company’s strong succession planning process,” said John P. Jones, chairman of the board for ADP. ”Maria has been at ADP for over two decades, is a proven leader and has held various executive leadership roles at the company. The board is thrilled and confident she will continue to build on ADP’s strong foundation and success going forward.”

Ms. Black has been the president of ADP since January 2022 and in this role, has overseen sales, marketing, and all business operations. Prior to that, she was president, worldwide sales and marketing of ADP since February 2020, where she led ADP’s sales and marketing and go-to-

market activities to strengthen brand awareness and grow market share. She also served as president, Small Business Solutions and Human Resources Outsourcing from January 2017 to February 2020, as president, ADP TotalSource from July 2014 to December 2016, as general manager, ADP United Kingdom from April 2013 to June 2014, and as general manager, Employer Services - TotalSource Western Central Region from January 2008 to March 2013. Ms. Black joined ADP in 1996.

Ms. Black holds a Bachelor of Arts degree in political science and international affairs from the University of Colorado, Boulder.

Safe Harbor Statement

This document and other written or oral statements made from time to time by ADP may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like "outlook," “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could,” “is designed to” and other words of similar meaning, are forward-looking statements. These statements are based on management’s expectations and assumptions and depend upon or refer to future events or conditions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements or that could contribute to such difference include: ADP's success in obtaining and retaining clients, and selling additional services to clients; the pricing of products and services; the success of our new solutions; compliance with existing or new legislation or regulations; changes in, or interpretations of, existing legislation or regulations; overall market, political and economic conditions, including interest rate and foreign currency trends and inflation; competitive conditions; our ability to maintain our current credit ratings and the impact on our funding costs and profitability; security or cyber breaches, fraudulent acts, and system interruptions and failures; employment and wage levels; changes in technology; availability of skilled associates; the impact of new acquisitions and divestitures; the adequacy, effectiveness and success of our business transformation initiatives; the impact of any uncertainties related to major natural disasters or catastrophic events, including the COVID-19 pandemic; and supply-chain disruptions. ADP disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. These risks and uncertainties, along with the risk factors discussed under “Item 1A. Risk Factors” of our most recent Annual Report on Form 10-K, and in other written or oral statements made from time to time by ADP, should be considered in evaluating any forward-looking statements contained herein.

About ADP (Nasdaq: ADP)

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